Filer:
  Company Data:
    Company Name:  Campbell Strategic Allocation Fund, L.P.

    IRS Number:  52-1823554
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-61274



                  CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                       MONTHLY REPORT - DECEMBER 2002
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (673,792.584 units) at November 30, 2002       $1,458,408,165
Additions of 53,792.934 units on December 31, 2002                120,283,169
Redemptions of (4,009.529) units on December 31, 2002              (8,965,508)
Offering Costs                                                       (666,954)
Net Income (Loss) - December 2002                                  48,890,320
                                                               --------------

Net Asset Value (723,575.989 units) at December 31, 2002       $1,617,949,192
                                                               ==============

Net Asset Value per Unit at December 31, 2002                  $     2,236.05
                                                               ==============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                   $      923,051
    Change in unrealized                                           17,148,694

  Gains (losses) on forward and swap contracts:
    Realized                                                       15,820,261
    Change in unrealized                                           22,679,298
  Interest income                                                   1,820,080
                                                               --------------

                                                                   58,391,384
                                                               --------------

Expenses:
  Brokerage fee                                                     9,270,501
  Performance fee                                                           0
  Operating expenses                                                  230,563
                                                               --------------

                                                                    9,501,064
                                                               --------------

Net Income (Loss) - December 2002                              $   48,890,320
                                                               ==============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on December 31, 2002                  $     2,236.05

Net Asset Value per Unit on November 30, 2002                  $     2,164.48

Unit Value Monthly Gain (Loss) %                                        3.31 %

Fund 2002 calendar YTD Gain (Loss) %                                   13.12 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit



Dear Investor,

A satisfying end to a tumultuous year

We are pleased to report strong positive performance for 2002. Our core strategy of systematic, diversified trend following has again demonstrated the ability to outperform most other strategies in times of economic weakness and uncertainty. Profits for the year were generated in interest rates, currencies and equities, while losses occurred in energy and industrial metals.

The ability to short markets enabled us to profit as global equity markets suffered their third consecutive negative year. In the U.S., the NASDAQ was down 31.5%, the Dow was down 16.1% and the broader S&P 500 was down 22.1%. Collectively this represents the worst cumulative market performance since the Great Depression.

Looking ahead to 2003, negative consumer confidence, increasing unemployment, weak retail spending, geopolitical uncertainty and high energy prices threaten to undermine economic growth. Consequently, investors remain very cautious.

Campbell & Company has traditionally performed well in times such as these, and we look forward to the challenges of 2003 with measured confidence.

We wish you a very happy New Year.

Sincerely,
Bruce Cleland
President & CEO

Note: Limited partners may increase their investment in the Fund with a minimum investment of $1,000; this $1,000 minimum will increase to $25,000 effective February 1, 2003.